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                                                                   Exhibit 99(a)
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[Scotts Logo]

FOR IMMEDIATE RELEASE
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               SCOTTS ACQUIRES 80% INTEREST IN SANFORD SCIENTIFIC

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COMBINES LEADING BRAND POWER WITH LEADING GENETIC ENGINEERING CAPABILITY

MARYSVILLE, OHIO, FEBRUARY 2, 1998 -- The Scotts Company (NYSE:SMG) today announced that it has acquired an 80% interest in Sanford Scientific Inc. (SSI), a leading research company in the rapidly advancing field of genetic engineering of plants.

         SSI holds the exclusive license to use biolistic ("gene gun") technology in the commercial development of genetically transformed turf grasses, flowers and woody ornamental plants, which include rhododendrons, azaleas, roses, shrubs and decorative trees. In addition, SSI has developed and licensed a broad portfolio of genes and genetic process technology with significant commercial potential.

         This technology augments Scotts' genetic improvement program by allowing researchers to create desirable varieties of plants with value-added traits far beyond the capabilities of conventional plant breeding techniques. Targets of Scotts' research effort include disease and insect resistance, herbicide tolerance and other consumer-relevant traits, such as turf grasses that require less mowing and flowers with novel colors and fragrances.

         Scotts estimates that it will commercialize certain genetically transformed plants within a few years.

         Scotts acquired its interest from SSI founder and president Dr. John Sanford, who with his wife, is retaining a 20% interest and will remain with SSI. Dr. Sanford led the team of Cornell University scientists who invented the gene gun technology in the 1980s and he continues as a leading expert in the field.

         "I am confident that Scotts' powerful brands and leading market positions provide the best commercial platform from which to launch exciting new products using SSI technologies," said Dr. Sanford.

         SSI operates an advanced genetic research facility in Waterloo, New York, and actively collaborates with other leading genetic scientists.


 The Scotts Company o 14111 Scottslawn Road, Marysville, Oh 43041 o 937/644-001

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         "SSI's advanced technology puts Scotts in the leading position in our industry to offer a new generation of sophisticated products for growing healthy lawns and gardens," said Charles M. Berger, Scotts Chairman, President and Chief Executive Officer. "We view genetically transformed plants as playing a valuable role in our world-wide brand development strategy over the next few years."

         Biolistics technology involves the delivery of desirable genetic characteristics by high-velocity injection into cells. The technology is widely used in medical research and agricultural fields for applications ranging from immunization and cancer treatment to creation of new agricultural crop varieties, including corn and soybeans.

         The biolistic approach to genetic engineering of plants has important advantages over other transformation technologies. For certain plant species, transformation using the gene gun is largely considered the only commercially viable method of inserting new gene traits into plants.

         The Scotts Company is the leading supplier of consumable products for the lawn and garden care, professional turf care, and horticulture markets in both the U.S. and U.K., and is expanding operations in other international markets. The company owns what are by far the industry's most powerful brands. In the U.S. lawn care market, consumer awareness of the company's Scotts(R) and Turf Builder(R) family of brands outscore the nearest competitor by about 9-to-1, as does awareness of the company's Miracle-Gro(R) family of brands in the U.S. garden care market. In the U.K., the company's brands include Weedol(R) and Pathclear(R), the top-selling consumer herbicides, Evergreen(R), the leading lawn fertilizer line, the Levington(R) line of lawn and garden products, and Miracle-Gro(R), the leading plant fertilizer.

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995:

         Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company's management, and the company's assumptions regarding such performance and plans are forward looking in nature. Actual results could differ from the forward looking information in this release, due to a variety of factors, including, but not limited to:

         o        the success of research and development programs;
         o        the success of the company's promotional programs;
         o the company's ability to maintain favorable profit margins on its products and to produce its products on a timely basis;
         o environmental and governmental issues and consumer perceptions.

         Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the company's publicly filed quarterly, annual and other reports.

Contacts:       Diane DeMartino
                Broadgate Consultants, Inc.
                212/232-2222

                Rebecca J. Bruening
                The Scotts Company
                937/644-7290

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